e+

February 12, 2010

BY EDGAR AND U.S. MAIL

Stephen G. Krikorian
Division of Corporation Finance
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Re:	ePlus inc. Form 10-K For the Fiscal Year Ended March 31, 2009 File No. 001-34167

Dear Mr. Krikorian:

We are in receipt of the comments of the staff (the “Staff”) of the Division of Corporation Finance of the Securities and Exchange Commission with respect to the Company’s Form 10-K for the fiscal year ended March 31, 2009, as set forth in your letter to Phillip G. Norton dated January 29, 2010.  Please be advised that the Company is preparing responses to the Staff’s comments and anticipates that it will provide the Staff with a response letter by February 19, 2010.

Please contact the undersigned at (703) 984-8040 with any further comments or questions you may have.

                 Sincerely,

By:/s/ Elaine D. Marion
Elaine D. Marion
Chief Financial Officer

cc:           Mr. Phillip G. Norton
Lloyd H. Spencer, Esq.

ePlus inc. • 13595 Dulles Technology Dr. • Herndon, Virginia  20171-3413 • 703.984.8400 • 703.984.8600